SUB ITEM 77Q1

AMENDMENT #7
TO THE BY-LAWS
OF
FEDERATED FIXED INCOME SECURITIES, INC.
Effective September 21, 2004
Insert the following into Article IV,
 Officers and renumber Section 15 as Section 16:
Section 15.  Chief Compliance Officer.
 The Chief Compliance Officer shall be
responsible for administering the Trust's
 policies and procedures approved by the
Board under Rule 38a-1 of the Investment
Company Act of 1940, as amended.
Notwithstanding any other provision of
these By-Laws, the designation, removal
and compensation of Chief Compliance
Officer are subject to Rule 38a-1 under
the Investment Company Act of 1940, as
 amended.